Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated April 11, 2025, relating to the financial statements of Gores Holdings X, Inc. as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and for the period from June 26, 2023 (inception) through December 31, 2023, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 28, 2025